EX-99.B11-tmkpwcon

                       Consent of Independent Accountants


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 8, 1996, relating to the statement of changes in net assets for the year ended December 31, 1995 and the financial highlights for each of the nine years in the period ended December 31, 1995 of TMK/United Funds, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement.



Price Waterhouse LLP
Kansas City, Missouri
September 29, 1997